EXHIBIT 4.1

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CENTRAL HUDSON GAS & ELECTRIC CORPORATION

SECOND SUPPLEMENTAL INDENTURE

dated as of March 23, 2012

U.S. BANK TRUST NATIONAL ASSOCIATION,

as Trustee

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SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is made as of March 23, 2012 to the Indenture dated as of April 1, 1992 between CENTRAL HUDSON GAS & ELECTRIC CORPORATION, a New York corporation (the “Company”), and U.S. BANK TRUST NATIONAL ASSOCIATION (the “Trustee”) (formerly known as First Trust of New York, National Association) as successor to Morgan Guaranty Trust Company of New York, as supplemented by the First Supplemental Indenture dated as of March, 16, 2010 (as so supplemented, the “Indenture”), under the following circumstances:

A.  The Indenture relates to debt obligation to be issued in one or more series from time to time by the Company.  Terms defined in the Indenture and used in this Supplemental Indenture without definition shall have the meaning given to such terms in the Indenture.

B.  Section 1201(b) of the Indenture permits the Company and the Trustee, without the consent of any Holders, to enter into one or more indentures supplemental to the Indenture to add to the covenants of the Company for the benefit of the Holders of all series of Securities.

C.  The Company desires to add certain covenants to the Indenture, as provided below.

D.  The Company has delivered to the Trustee a Company Order, an Opinion of Counsel and an Officers’ Certificate with respect to execution of this Supplemental Indenture by the Trustee.

NOW, THEREFORE, in consideration of the premises and of mutual agreements contained in this Supplemental Indenture and in the Indenture, the Company and the Trustee agree as follows:

Section 1.  Pursuant to Section 1201 of the Indenture, Section 101 of the Indenture hereby is amended by adding the following definition after the definition “Event of Default” and prior to the definition of “Government Obligations” in such section:

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America (including International Financial Reporting Standards if so in effect at the time of determination).

Section 2.  Pursuant to Section 1201 of the Indenture, Section 1004 of the Indenture hereby is amended as follows:

(A)  the word “and” at the end of paragraph (b) of Section 1004 shall be deleted;

(B)  the word “and” shall be inserted following the semi-colon at the end of paragraph (c) of Section 1004;

(C)  the following new paragraph (d) shall be inserted to Section 1004 following paragraph (c) and prior to the proviso at the end of Section 1004:

(d) if at any time the Company is not required to file with the Commission information, documents or reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or by rules and regulations prescribed by the Commission, the Company shall file with the Trustee and transmit to the Holders, in the manner and to the extent provided in Section 1003(c) with respect to reports pursuant to Section 1003(a), the following:

(i)  within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year):

(x)  a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such quarter, and

(y)  consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its subsidiaries, if any, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by the chief financial officer, principal accounting officer, treasurer or comptroller of the company as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments.

(ii)  within 90 days after the end of each fiscal year of the Company:

(x)  a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such quarter, and

(y)  consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its subsidiaries, if any, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with auditing standards generally accepted in the United States, and that such audit provides a reasonable basis for such opinion in the circumstances.

(D)  the phrase “paragraphs (a), (b) and (d)” shall replace the phrase “paragraphs (a) and (b)” in the proviso at the end of Section 1004.

Section 3.  This Supplemental Indenture shall become effective on the date first set forth above.

Section 4.  This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, and as provided in the Indenture, this Supplemental Indenture forms a part thereof.  The Indenture, as modified by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.  Except as specifically amended by this Supplemental Indenture, all of the terms and conditions of the Indenture shall remain in full force and effect and unamended hereby.  No reference to this Supplemental Indenture need be made in any instrument or document at any time referring to the Indenture, a reference to the Indenture in any such instrument or document to be deemed to be reference to the Indenture as amended hereby.  This Supplemental Indenture may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective seals to be hereunder affixed and attested, all as of the day and year first written above.

CENTRAL HUDSON GAS & ELECTRIC CORPORATION

By:	/s/ James P. Laurito
James P. Laurito
President

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee

By:	/s/ K. Wendy Kumar
K. Wendy Kumar
Vice President